Exhibit 99.3

ALAMO GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
On May 13, 2014, Alamo Group Inc., a Delaware corporation (“Alamo Group”), acquired the operating units of Specialized Industries LP, a portfolio company of ELB Capital Management, LLC (“Specialized”).  The purchase included the businesses of Super Products LLC, Wausau-Everest LP and Howard P. Fairfield LLC, including all brand names and related product names and trademarks (the "Acquisition") pursuant to the terms of the Membership Interests and Partnership Interests Purchase Agreement dated February 24, 2014 (the “Agreement”). The purchase price consideration was approximately $190 million, on a debt free basis and subject to certain post-closing adjustments.

In connection with the Acquisition on May 13, 2014 Alamo Group amended its revolving credit facility and increased its line of credit from $100 million to $250 million. Alamo Group financed the Acquisition through $190 million of new borrowings under the amended credit facility.
The following unaudited pro forma condensed consolidated balance sheet is based upon Alamo Group’s historical unaudited balance sheet as of March 31, 2014 and the historical unaudited balance sheet of Specialized as of March 29, 2014, giving effect to the Acquisition of Specialized by Alamo Group on May 13, 2014, as if it had been completed on March 31, 2014.  The following unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2013 combines Alamo Group’s historical audited consolidated statement of operations with the historical audited statement of operations of Specialized giving effect to the Acquisition as if it had occurred on January 1, 2013.  The following unaudited pro forma condensed consolidated statement of operations for the three months ended March 31,2014, combines the historical consolidated statement of operations of Alamo Group for the three months ended March 31, 2014, and Specialized for the three months ended March 29, 2014 giving effect to the Acquisition as if it had occurred on January 1, 2013.
The unaudited pro forma condensed consolidated financial statements have been developed from and should be read in conjunction with Alamo Groups’ historical consolidated financial statements and accompanying notes contained in Alamo Group’s Annual Report on Form 10-K for its fiscal year ended December 31, 2013 filed on March 11, 2014 and Quarterly Report on Form 10-Q for its quarter ended March 31, 2014 filed on May 8, 2014 and the historical audited financial statements and accompanying notes of Specialized for its fiscal year ended December 28, 2013 and the unaudited historical condensed financial statements as of and for the three months ended March 29, 2014, which are included in Exhibit 99.1 and 99.2, respectively.
These unaudited pro forma condensed consolidated financial statements are prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the Acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial position of Alamo Group.  The unaudited pro forma condensed consolidated financial statements do not reflect any operating efficiencies and/or cost savings that Alamo Group may achieve, or any additional expenses that it may incur, with respect to the consolidated companies. Because the unaudited pro forma condensed consolidated financial information is based on the operating results of Specialized during the period when Specialized was not under the control, influence or management of Alamo Group, the information presented may not be indicative of the results for the year ended December 31, 2013 and for the three months ended March 31, 2014, that would have actually occurred had the Acquisition been consummated as of January 1, 2013, nor is it indicative of our future financial or operating results of the consolidated entity.
The Acquisition is being accounted for in accordance with ASC Topic 805 Business Combinations (“ASC Topic 805”).  Accordingly, the total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the Acquisition based on their estimated fair values as of the completion of the Acquisition.  These allocations reflect various preliminary estimates that were available at the time of the preparation of this Current Report on Form 8-K/A, and are subject to change during the purchase price allocation period (generally one year from the acquisition date) as valuations are finalized. It is anticipated that adjustments to the preliminary valuations of the acquired intangibles, fixed assets, inventory, rental equipment and the deferred tax accounts will be made along with associated adjustments to goodwill. Additionally other adjustments to the purchase price allocation may be required as additional information becomes available and as the company completes its analysis.

Exhibit 99.3

ALAMO GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2014
(in thousands)

	Historical
	Alamo Group Inc.	Specialized Industries LP
	March 31, 2014	March 29, 2014	Pro forma Adjustments		Pro forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$42,253	$114	—		$42,367
Accounts receivable, net	183,361	17,725	—		201,086
Inventories, net	123,932	42,274	4,650	(a)	170,856
Deferred income taxes	5,880	1,106	—		6,986
Prepaid expenses	7,158	3,355	—		10,513
Income tax receivable	1,623	—	—		1,623
Total current assets	364,207	64,574	4,650		433,431
Rental equipment, net	—	25,613	768	(b)	26,381
Property and equipment, net	61,552	12,419	373	(c)	74,344
Intangible assets, net	5,500	22,913	33,607	(d)	62,020
Goodwill	31,980	—	41,809	(e)	73,789
Deferred income taxes	461	—	—		461
Other assets	1,743	1,885	—		3,628
Total assets	$465,443	$127,404	$81,207		$674,054
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,335	$6,456	—		$72,791
Income taxes payable	1,947	—	—		1,947
Deferred income taxes	—	—	623	(a)	623
Accrued liabilities	32,473	7,113	1,300	(k)	40,886
Current maturities of long-term debt and capital lease obligations	1,139	1,056	(1,056)	(h)	1,139
Total current liabilities	101,894	14,625	867		117,386
Long-term debt, net of current maturities	—	28,240	161,760	(h)	190,000
Deferred pension liability	2,138	—	—		2,138
Other long-term liabilities	3,540	7,524	(7,524)	(f)	3,540
Deferred income taxes	1,304	720	2,240	(a)	4,264
Total long-term liabilities	6,982	36,484	156,476		199,942
Stockholders’ equity
Common stock	1,213	—	—		1,213
Additional paid-in capital	91,989	—	—		91,989
Partnership equity	—	74,836	(74,836)	(g)	—
Treasury stock at cost	(426)	—	—		(426)
Retained earnings (deficit)	261,595	—	(1,300)	(k)	260,295
Accumulated other comprehensive income	2,196	1,459	—		3,655
Total stockholders’ equity	356,567	76,295	(76,136)		356,726
Total liabilities and stockholders’ equity	$465,443	$127,404	$81,207		$674,054
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.3

ALAMO GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2014
(in thousands, except per share data)

	Historical
	Alamo Group Inc.	Specialized Industries LP
	March 31, 2014	March 29, 2014	Pro forma Adjustments		Pro forma Consolidated
Net sales	$171,250	$39,144	$—		$210,394
Cost of sales	133,120	27,945	82	(b),(c)	161,147
Gross profit	38,130	11,199	(82)		49,247
Operating expenses
Selling, general, and administrative	27,499	6,423	221	(d),(k)	34,143
Total operating expenses	27,499	6,423	221		34,143

Income (loss) from operations	10,631	4,776	(303)		15,104

Interest expense	(239)	(217)	(988)	(i)	(1,444)
Interest income	61	—	—		61
Other income (expense), net	474	(107)	—		367

Income (loss) before income taxes	10,927	4,452	(1,291)		14,088
Income tax provision	3,689	427	774	(l)	4,890
Net income (loss)	$7,238	$4,025	$(2,065)		$9,198

Net income per share-Basic	$0.60				$0.76
Net income per share-Diluted	$0.59				$0.75

Shares used in per share calculation-Basic	12,084				12,084
Shares used in per share calculation-Diluted	12,270				12,270
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.3

ALAMO GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(in thousands, except per share data)

	Historical
	Alamo Group Inc.	Specialized Industries LP
	December 31 2013	December 28, 2013	Pro forma Adjustments		Pro forma Consolidated
Net sales	$676,836	$146,719	$—		$823,555
Cost of sales	518,326	106,549	327	(b),(c)	625,202
Gross profit	158,510	40,170	(327)		198,353
Operating expenses
Selling, general, and administrative	107,773	26,948	(2,220)	(d),(j)	132,501
Total operating expenses	107,773	26,948	(2,220)		132,501

Income from operations	50,737	13,222	1,893		65,852

Interest expense	(1,161)	(1,189)	(3,630)	(i)	(5,980)
Interest income	186	—			186
Other income (expense), net	1,626	(178)			1,448

Income (loss) before income taxes	51,388	11,855	(1,737)		61,506
Income tax provision	15,294	1,654	2,191	(l)	19,139
Net income (loss)	$36,094	$10,201	$(3,928)		$42,367

Net income per share-Basic	$3.00				$3.52
Net income per share-Diluted	$2.96				$3.47

Shares used in per share calculation-Basic	12,050				12,050
Shares used in per share calculation-Diluted	12,212				12,212

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.3

ALAMO GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Pro Forma Presentation
The unaudited pro forma condensed consolidated financial information was prepared based on the historical financial statements of Alamo Group and Specialized.
The Acquisition has been accounted for in accordance with ASC Topic 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements.  ASC Topic 805 requires, among other things, that most assets acquired and liabilities assumed in an acquisition be recognized at their fair values as of the acquisition date and requires that fair value be measured based on the principles in ASC Topic 820.  ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC Topic 820 also requires that a fair value measurement reflects the assumptions market participants would use in pricing an asset or liability based on the best information available.
Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under the acquisition method of accounting, the assets acquired and liabilities assumed were recorded as of the completion of the merger, primarily at their respective preliminary estimated fair values and added to those of Alamo Group.
Under ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.  Total acquisition-related transaction costs expected to be incurred by Alamo Group in future periods are estimated to be approximately $1.3 million and are reflected in the balance sheets of these unaudited pro forma condensed consolidated financial statements.
2. Accounting Policies
Alamo Group reviewed both Alamo Group and Specialized accounting policies and did not identify any significant differences.  As a result, the unaudited pro forma condensed consolidated financial statements do not assume any differences in accounting policies.
3. Estimate of Assets Acquired and Liabilities Assumed

We have made a preliminary allocation of the consideration paid to the acquired assets and liabilities at their respective fair values. In accordance with ASC Topic 805, any excess acquisition consideration over the fair value of acquired net assets results in goodwill. The Company has not completed the related analysis and thus, the fair value estimates in these pro-forma financials are only preliminary. The final goodwill calculation and allocation of the acquisition costs may change significantly from these estimates.

Exhibit 99.3

The following is a preliminary estimate of the assets acquired, liabilities assumed, and the estimated goodwill recorded for the Acquisition (in thousands):

Cash	$114
Accounts receivable	17,725
Inventory	46,924
Prepaid expenses	3,355
Deferred income tax assets	1,106
Rental equipment	26,381
Property, plant & equipment	12,792
Intangible assets	56,520
Other assets	1,885
Deferred income tax liabilities	(2,863)
Other liabilities assumed	(13,569)

Net assets assumed	150,370

Goodwill	41,809
Preliminary Purchase Price	192,179

4. Pro Forma Adjustments
The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows ($ in thousands):

(a)	To record the preliminary estimated fair value adjustments
The following pro forma adjustments were made to the Specialized historical balance sheet accounts to reflect the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date:

(in thousands)	Historical Amount	Estimated Fair Value	Estimated Fair Value Adjustment

Inventory	$42,274	$46,924	$4,650
Deferred tax liability	—	2,863	2,863

The adjustment for Inventory is to reflect step-up in fair valuing the Specialized inventory. This adjustment is not reflected in the pro forma statement of operations but will be recognized as cost of sales in the statement of operations over the balance of 2014 and early 2015 as the inventory is sold. The deferred tax liability adjustment represents the amount of deferred tax liabilities for Wausau and Everest Equipment companies that has been recorded as of the acquisition date.

Exhibit 99.3

(b)To record the preliminary estimated fair value adjustment to the Specialized rental equipment and the related depreciation expense (using the straight-line method) within cost of goods sold in the statement of operations.

(in thousands)			Pro Forma Depreciation
	Estimated Fair Value	Estimated Useful Lives	For the three months ended March 31, 2014	For the year ended December 31, 2013

Rental equipment	$26,381	3 years	$1,177	$4,777

Elimination of historical Specialized balance	25,613		(1,114)	(4,525)

Pro forma adjustment	$768		$63	$252

(c)
To record the preliminary estimated fair value of the property, plant and equipment acquired and the related depreciation expense (using the straight -line method) within cost of goods sold in the statement of operations are as follows:

(in thousands)			Pro Forma Depreciation
	Estimated Fair Value	Estimated Useful Lives	For the three months ended March 31, 2014	For the year ended December 31, 2013

Property Plant & Equipment	$12,792	3 to 25 years	$364	$1,426

Elimination of historical Specialized balance	(12,419)		(345)	(1,351)

Pro forma adjustment	$373		$19	$75

(d)To record the preliminary estimated fair value of the definite lived intangible assets acquired and the related amortization expense (using the straight-line method) within selling, general and administrative expense on the statement of operations are as follows:

(in thousands)			Pro Forma Amortization
Intangible Assets	Estimated Fair Value	Estimated Useful Lives	For the three months ended March 31, 2014	For the year ended December 31, 2013

Trade names and Trademarks	$16,956	25 years	$168	$672
Customer and Dealer Relationships	33,912	17 years	498	1,992
Patents, Technology & Drawings	5,652	12 years	117	468
Total Definite Lived Intangible assets	56,520		783	3,132

Elimination of historical Specialized balance	(22,913)		(271)	(730)

Pro forma adjustment	$33,607		$512	$2,402

(e)	To record preliminary estimated goodwill.

(f)
To reflect the eliminations of the deferred compensation and other benefits obligation payout as they were not assumed by Alamo Group in the Acquisition, and there will be no similar plans in place subsequent to the Acquisition.

(g)	To reflect the elimination of partnership equity from stockholders’ equity.

Exhibit 99.3

(h)To reflect the draw on the revolving credit facility of Alamo Group used to complete the acquisition and to record the payoff of the Specialized debt assumed in the Acquisition.

(in thousands)	Principal Balance	Interest Rate

Revolving credit facility	$190,000	2.45%

Elimination of historical Specialized balance	(29,296)

Pro forma adjustment	$160,704

(i)	Reflects the increase in interest expense resulting from the amended loan facility in conjunction with the amendment of our existing credit facility to allow for the Specialized Acquisition.

(in thousands)	For the Three Months Ended March 31, 2014	For the Year Ended December 31, 2013
Increase related to interest expense on the amended agreement	$1,164	$4,655
Pro forma amortization of deferred financing fees	41	164
	$1,205	$4,819
Elimination of historical Specialized expense	$(217)	$(1,189)
Pro forma total interest expense	$988	$3,630
We assumed a 2.45% interest rate on the amended and restated credit facility for calculating the pro forma interest expense. A change of 1% in the interest rate would result in an approximate change in the interest expense of $475 for the three months ended March 31, 2014 and $ 1.9 million for the year ended December 31, 2013. The deferred financing fees are amortized using the effective interest method over the period until the facility matures.

(j)
To reflect the elimination of the deferred compensation and related expense associated with the compensation plans not assumed by Alamo Group in the Acquisition, which approximated $4.6 million for the year ended December 31, 2013.

(k)
To reflect the elimination of $291 in transaction costs incurred by Alamo Group for the three months ended March 31, 2014 related to the Specialized acquisition, which have been eliminated from the pro forma condensed consolidated statement of operations. Included in the pro forma condensed consolidated balance sheet are approximately $1.3 million in estimated future transaction costs.

(l)	Reflects a 38% U.S. tax rate and a 27% Canadian tax rate effect on the pro-forma adjustments to the pro forma condensed consolidated statement of operations.

(in thousands)	For the Three Months Ended March 31, 2014	For the Year Ended December 31, 2013
Increase related to tax expense	$1,201	$3,845
Elimiation of historical Specialized provision	$(427)	$(1,654)
Pro forma total tax expense	$774	$2,191

5. Earnings per Share
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed consolidated statement of operations are based upon the weighted-average number of Alamo Group common shares outstanding.